Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

January 9, 2018

Melinta Therapeutics, Inc.

300 George Street

Suite 301

New Haven, Connecticut 06511

Re:    Melinta Therapeutics, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Melinta Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act by the selling stockholder named in the Registration Statement (the “Selling Stockholder”) of up to 3,313,702 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), which includes 3,313,702 Shares issued by the Company to the Selling Stockholder pursuant to that certain Purchase and Sale Agreement, dated November 28, 2017, between the Company and The Medicines Company, a Delaware corporation.

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

We have also assumed that:

(i)	the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered, as contemplated by the Registration Statement; and

(ii)	all Shares will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any prospectus supplement relating thereto.

NEW YORK     WASHINGTON     HOUSTON     PARIS     LONDON     FRANKFURT     BRUSSELS     MILAN     ROME

in alliance with Dickson Minto W.S., London and Edinburgh

Melinta Therapeutics, Inc.

January 9, 2018

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that, with respect to the Shares to be offered pursuant to the Registration Statement by the Selling Stockholder, such shares have been duly authorized and are validly issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Stockholder or the Shares.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP